LOAN AGREEMENT

AMENDMENT

February 7, 2005

Between:

George Liszicasz, an individual residing in the City of Calgary, in the province of Alberta, (hereafter the “Lender”)

and

Energy Exploration Technologies Inc., a corporation duly incorporated pursuant to the laws of the province of Alberta, with an office in the City of Calgary (the “Borrower”)

WHEREAS the Lender desires to lend to the Borrower, and the Borrower desires to borrow from the Lender, the sum of US $317,949;

NOW THEREFORE the parties agree as follows:

That the Maturity date as defined in the three Loan Agreements dated November 3, November 16 and November 17, 2004 will be revised to April 15, 2006.

All other terms and conditions of the original agreements will remain in force.

SIGNED at the City of Calgary in the Province of Alberta this 7th day of February, 2005.

Energy Exploration Technologies Inc.

Mr. George Liszicasz

per:  /s/ Jarmila Manasek

 per:

/s/ George Liszicasz

Jarmila Manasek

  George Liszicasz